Exhibit (i)(41)

June 25, 2020

Janus Investment Fund

151 Detroit Street

Denver, CO 80206-4805

Re: Public Offering of Janus Henderson Global Sustainable Equity Fund (the “Fund”)

To Whom It May Concern:

I have acted as Vice President and Chief Legal Counsel for Janus Investment Fund, a Massachusetts business trust (the “Trust”), in connection with filing with the Securities and Exchange Commission a post-effective amendment to the Trust’s registration statement with respect to the proposed sale of Class A, Class C, Class I, Class D, Class S, Class T, and Class N Shares of beneficial interest, $0.01 par value, of the Fund (the “Shares”).

I have examined the Trust’s Amended and Restated Agreement and Declaration of Trust and Amended and Restated Bylaws, each as may be further amended, the proceedings of its trustees relating to the authorization, issuance and proposed sale of the Shares, and such other records and documents as I have deemed relevant. Based upon such examination, it is my opinion that upon the issuance and sale of the Shares in the manner contemplated by the aforesaid post-effective amendment to the Trust’s registration statement, such Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the above-referenced registration statement. This opinion is for the exclusive use of the Trust in connection with the filing of such post-effective amendment to the Trust’s registration statement to establish and designate the Fund and its Shares with the Securities and Exchange Commission (and certain state securities commissions) and is not to be used, circulated, quoted, relied upon or otherwise referred to by any other person or for any other purpose. This opinion is given as of the date hereof and I render no opinion and disclaim any obligation to revise or supplement this opinion based upon any change in applicable law or any factual matter that occurs or comes to my attention after the date hereof.

Sincerely,

/s/ Kathryn Santoro

Kathryn Santoro

Chief Legal Counsel, Vice President

and Secretary